Sub-Item 77I, 77Q1(a) and 77Q1(d)

The Dreyfus/Laurel Funds, Inc. (the "Registrant")

General Treasury and Agency Money Market Fund (the "Fund")

Effective January 4, 2016, the Fund began offering Class B shares, in addition to its already existing Class A and Class R shares.

Class B shares are sold at net asset value ("NAV") per share and are not subject to a front-end shares load or contingent deferred sales charges.

Class B shares are subject to a distribution plan (the "Distribution Plan") adopted pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended.  Class B shares are subject to annual Rule 12b-1 Distribution Plan fees of up to 0.20% payable to MBSC Securities Corporation (the "Distributor") for distributing Class B shares.  Pursuant to a service plan (the "Service Plan") adopted pursuant to the Rule, Class B shares are subject to a fee at the annual rate of 0.25% payable to the Distributor for shareholder servicing activities.

The Distributor may provide cash payments out of its own resources to financial intermediaries that sell Class B shares or provide other services.  Such payments are separate from any sales charges, 12b-1 fees or other expenses that may be paid by the Fund to those intermediaries.  Because those payments are not made by Fund shareholders or the Fund, the Fund's total expense ratio is not affected by any such payments.

Each share has one vote and shareholders will vote in the aggregate and not by class except as otherwise required by law or with respect to any matter which affects only one class.  Only holders of Class A, Class B and Dreyfus Class shares will be entitled to vote on those matters submitted to shareholders pertaining to the respective plans relating to that Class.

As of April 15, 2016 (the "Effective Date"), Class R shares of the Fund were redesignated as Dreyfus Class shares.  As of the Effective Date, the eligibility requirements for investment into Dreyfus Class shares changed to allow investments by any investor.   As of the Effective Date, the Fund's Dreyfus Class shares changed the minimum initial investment from $100,000 to $10,000 and changed the minimum subsequent investment from $0 to $100.  In addition, as of the Effective Date, the Fund’s Class A shares changed the minimum investment from $100,000 to $2,500 and changed the minimum subsequent investment from $0 to $100.

Pursuant to Item 77Q1(a) and (d), copies of the following documents are incorporated by reference:

(a)    Articles Supplementary, dated December 15, 2015 and March 31, 2016, to the Registrant's Articles of Incorporation are incorporated by reference to Post-Effective Amendments No. 153 and No. 160, respectively, to the Registrant’s Registration Statement on Form N-1A, which were filed with the Securities and Exchange Commission ("SEC") on December 30, 2015 and April 11, 2016, respectively; and

(b)   The Registrant's most current Rule 18f-3 Plan, with respect to the Fund, is herein incorporated by reference to Post-Effective Amendment No. 161 (the "Amendment") to the Registrant’s Registration Statement on Form N-1A.  The Amendment was filed with the SEC on July 7, 2016.  This Rule 18f-3 Plan supersedes the Rule 18f-3 Plan filed as Exhibit n(5) to the Registrant’s Registration Statement on Form N-1A, which was filed with the SEC on November 3, 2015 with respect to the Fund’s new Class B shares.

Sub-Item 77I, 77Q1(a) and 77Q1(d)

The Dreyfus/Laurel Funds, Inc. (the "Registrant")

General AMT-Free Municipal Money Market Fund (the "Fund")

As of April 15, 2016 (the "Effective Date"), the Board of Directors of the Registrant approved the conversion of Class R shares into Dreyfus Class shares of the Fund.  On the Effective Date, holders of Class R shares of the Fund received Dreyfus Class shares of the Fund having an aggregate net asset value ("NAV") equal to the aggregate NAV of the shareholder's Class R shares.  Thereafter, the Fund no longer offered Class R shares, and Class R shares were terminated as a separately designated class of the Fund

In addition, as of the Effective Date, the Fund’s Class A shares changed the minimum investment from $100,000 to $2,500 and changed the minimum subsequent investment from $0 to $100.

Pursuant to Item 77Q1(a) and (d), copies of the following documents are incorporated by reference:

(a)    Articles Supplementary, dated March 31, 2016, to the Registrant’s Articles of Incorporation are incorporated by reference to Post-Effective Amendment No. 160 to the Registrant's Registration Statement on Form N-1A, which was filed with the Securities and Exchange Commission ("SEC") on April 11, 2016; and

(b)   The Registrant’s Rule 18f-3 Plan is herein incorporated by reference to Post-Effective Amendment No. 161 (the "Amendment") to the Registrant’s Registration Statement on Form N-1A.  The Amendment was filed with the SEC on July 8, 2016.